Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

INOZYME PHARMA, INC.

I.

The name of the corporation is Inozyme Pharma, Inc. (hereinafter called the “Corporation”).

II.

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, 19808 or in such other location as the board of directors of the Corporation (the “Board”) may from time to time determine or the business of the Corporation may require. The Corporation’s registered agent for service of process at such address is Corporation Service Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

IV.

The Corporation is authorized to issue only one class of stock, to be designated common stock (the “Common Stock”). The total number of shares of Common Stock presently authorized is 1,000, each having a par value of $0.001 per share.

V.

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the bylaws.

B. Directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. Each director shall hold office either until the expiration of the term for which elected or appointed and until a successor has been elected and qualified, or until such director’s death, resignation or removal. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

C. No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election.

D. Subject to any limitations imposed by applicable law, the Board or any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors.

E. The Board is expressly empowered to adopt, amend, or repeal the bylaws of the Corporation. The stockholders shall also have power to adopt, amend, or repeal the bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

F. Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

VI.

A. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

B. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Corporation, or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

C. Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VI, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

VII.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

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